Exhibit 10.12

Restricted Stock Agreement

under the Demandware, Inc.

2004 Stock Option and Grant Plan

Name of Grantee:	Wayne Whitcomb (the “Grantee”)

No. of Shares:	300,000 Shares of Common Stock

Grant Date:	May 6, 2005 (the “Grant Date”)

Vesting Reference Date:	August 4, 2004 (the “Vesting Reference Date”)

Per Share Purchase Price:	$.20 (the “Per Share Purchase Price”)

Pursuant to the Demandware, Inc. 2004 Stock Option and Grant Plan (the “Plan”), Demandware, Inc., a Delaware corporation (together with its successors, the “Company”), hereby grants, sells and issues to the individual named above, who is an officer, employee, director, consultant or other key person of the Company or any of the Subsidiaries, the Shares (as defined below) at the Per Share Purchase Price, which represents the fair market value per share on the Grant Date, subject to the terms and conditions set forth herein and in the Plan. The Grantee agrees to the provisions set forth herein and acknowledges that each such provision is a material condition of the Company’s agreement to issue and sell the Shares to him or her. The Company hereby acknowledges receipt of $60,000.00 in full payment for the Shares. All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations, mergers, reorganizations and similar changes affecting the capital stock of the Company, and any shares of capital stock of the Company received on or in respect of Shares in connection with any such event (including any shares of capital stock or any right, option or warrant to receive the same or any security convertible into or exchangeable for any such shares or received upon conversion of any such shares) shall be subject to this Agreement on the same basis and extent at the relevant time as the Shares in respect of which they were issued, and shall be deemed Shares as if and to the same extent they were issued at the date hereof. The Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and accepts this Agreement subject to all of the terms and provisions thereof.

1. Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

An “Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

“Cause” shall mean a vote of the Board resolving that the Grantee should be dismissed as a result of:

(i) dishonest acts of the Grantee with respect to the Company or any Affiliate of the Company;

(ii) the commission by or indictment of the Grantee for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

(iii) the Grantee’s breach of his duty of loyalty to the Company or any Affiliate of the Company or any act or omission by the Grantee constituting unethical business practices;

(iv) failure to perform to the reasonable judgment of the Board a material portion of the Grantee’s duties and responsibilities assigned or delegated to such Grantee, which failure continues, in the reasonable judgment of the Board, after written notice given to the Grantee by the Board;

(v) gross negligence of the Grantee, including but not limited to continued absences after written notice given to the Grantee by the Board;

(vi) willful misconduct or insubordination of the Grantee with respect to the Company or any Affiliate of the Company, including but not limited to repeated unwarranted threats of resignation; or

(vii) breach by the Grantee of any of the Grantee’s material obligations under any noncompetition, nondisclosure and developments agreement executed by the Grantee in favor of the Company or any Affiliate of the Company.

“Common Stock” shall mean the Company’s Common Stock, par value $0.001 per share, together with any shares into which Common Stock may be converted or exchanged, as provided above and herein.

“Permitted Transferees” shall mean any of the following to whom the Grantee may transfer Shares hereunder (as set forth in Section 4): the Grantee’s spouse, children (natural or adopted), stepchildren or a trust for their sole benefit of which the Grantee is the settlor; provided, however, that any such trust does not require or permit distribution of any Shares during the term of this Agreement unless subject to its terms. Upon the death of the Grantee (or a Permitted Transferee to whom shares have been transferred hereunder), the term Permitted Transferees shall also include such deceased Grantee’s (or such deceased Permitted

Transferee’s) estate, executions, administrations, personal representations, heirs, legatees and distributees, as the case may be.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Restricted Shares” shall initially mean all of the Shares being purchased by the Grantee on the date hereof, provided that: (a) twenty-five percent (25%) of the Shares shall vest and become Vested Shares if the Grantee remains, and has continuously remained, an employee on the one (1) year anniversary of the Vesting Reference Date; and (b) one forty-eighth (l/48th) of the Shares shall vest and become Vested Shares at the end of each month starting with the thirteenth (13th) month following the Vesting Reference Date if the Grantee remains, and has continuously remained, an employee at the end of each such month. Notwithstanding the foregoing, in the event this Agreement is assumed or continued by the Company or its successor entity in the sole discretion of the parties to a Sale Event and thereafter remains in effect following such Sale Event, then the vesting schedule of the Shares shall be accelerated by twelve (12) months upon the date on which the Grantee’s employment with the Company and its Subsidiaries or successor entity terminates if (i) such termination occurs within twelve (12) months of such Sale Event and (ii) such termination is by the Company without Cause.

“Sale Event” shall mean, regardless of form thereof, consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iii) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; provided, however, that “Sale Event” shall not include any financing transaction of the Company (whether public or private) that would otherwise be and/or trigger a “Sale Event” under (iii) and/or (iv) above.

“Shares” shall mean the number of shares of Common Stock being purchased by the Grantee on the date hereof and any additional shares of Common Stock or other securities received in respect of the Shares, as a dividend on, or otherwise on account of, the Shares.

“Termination Event” shall mean (a) the termination of the Grantee’s employment with the Company and its subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon death, disability, retirement or discharge or resignation for any reason, whether voluntary or involuntary, or (b) a Sale Event in which this Agreement is not assumed or continued by the Company or its successor entity in the sole discretion of the parties to a Sale Event. For purposes hereof, the Committee’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and the Grantee’s representatives or legatees. Upon a Termination Event, the Grantee shall cease to vest in any Restricted Shares.

“Vested Shares” shall mean all Shares which are not Restricted Shares.

2. Purchase and Sale of Shares; Investment Representations.

(a) Purchase and Sale. On the date hereof, the Company hereby sells to the Grantee, and the Grantee hereby purchases from the Company, the number of Shares set forth above for the Per Share Purchase Price.

(b) Investment Representations. In connection with the purchase and sale of the Shares contemplated by Section 2(a) above, the Grantee hereby represents and warrants to the Company as follows:

(i) The Grantee is purchasing the Shares for the Grantee’s own account for investment only, and not for resale or with a view to the distribution thereof.

(ii) The Grantee has had such an opportunity as he or she has deemed adequate to obtain from the Company such information as is necessary to permit him or her to evaluate the merits and risks of the Grantee’s investment in the Company and has consulted with the Grantee’s own advisers with respect to the Grantee’s investment in the Company.

(iii) The Grantee has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

(iv) The Grantee can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

(v) The Grantee understands that the Shares are not registered under the Act (it being understood that the Shares are being issued and sold in reliance on the exemption provided in Rule 701 thereunder) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Act and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirements thereof). The Grantee further acknowledges that certificates representing the Shares will bear restrictive legends reflecting the foregoing.

3. Repurchase Right.

(a) Repurchase. Upon the occurrence of a Termination Event, the Company or its assigns shall have the right and option to repurchase all or any portion of the Restricted Shares held by the Grantee or any Permitted Transferee as of the date of such Termination Event. The purchase and sale arrangements contemplated by the preceding sentences of this Section 3(a) are referred to herein as the “Repurchase.”

(b) Repurchase Price. The per share purchase price of the Restricted Shares subject to the Repurchase (the “Repurchase Price”) shall be, subject to adjustment as provided above, the Per Share Purchase Price.

(c) Closing Procedure. The Company or its assigns shall effect the Repurchase (if so elected) by delivering or mailing to the Grantee (and/or, if applicable, any Permitted Transferees) written notice within six (6) months after its receipt of notice of the Termination Event, specifying a date within such six-month period in which the Repurchase shall be effected. Upon such notification, the Grantee and any Permitted Transferees shall promptly surrender to the Company any certificates representing the Restricted Shares being purchased, together with a duly executed stock power for the transfer of such Restricted Shares to the Company or the Company’s assignee or assignees. Upon the Company’s or its assignee’s receipt of the certificates from the Grantee or any Permitted Transferees, the Company or its assignee or assignees shall deliver to him, her or them a check for the Repurchase Price of the Restricted Shares being purchased, provided, however, that the Company may pay the Repurchase Price for such shares by offsetting and canceling any indebtedness then owed by the Grantee to the Company. At such time, the Grantee and/or any holder of the Restricted Shares shall deliver to the Company the certificate or certificates representing the Restricted Shares so repurchased, duly endorsed for transfer, free and clear of any liens or encumbrances. The Repurchase right specified herein shall survive and remain in effect as to Restricted Shares following and notwithstanding any public offering by or merger or other transaction involving the Company and certificates representing such Restricted Shares shall bear legends to such effect, subject to Section 10(b) below.

4. Restrictions on Transfer of Shares. None of the Shares now owned or hereafter acquired shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the Act), and such disposition is in accordance with the terms and conditions of this Section 4 and such disposition does not cause the Company to become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. In connection with any transfer of Shares, the Company may require the transferor to provide at the Grantee’s own expense an opinion of counsel to the transferor, satisfactory to the Company, that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Act). Any attempted disposition of Shares not in accordance with the terms and conditions of this Section 4 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any Shares. Subject to the foregoing general provisions, Shares may be transferred pursuant to the following specific terms and conditions:

(a) Transfers to Permitted Transferees. The Grantee (but not any transferee thereof) may sell, assign, transfer or give away any or all of the Shares to Permitted Transferees; provided, however, that such Permitted Transferee(s) shall, as a condition to any such transfer, agree to be subject to the provisions of this Agreement (including, without limitation, the provisions of Section 3 and this Section 4) and shall have delivered a written acknowledgment to that effect to the Company.

(b) Transfers Upon Death. Upon the death of the Grantee, all Shares shall be subject to the Repurchase and all Vested Shares shall be and remain subject to Section 4(c), if applicable, and the Grantee’s estate, executors, administrators, personal representatives, heirs, legatees and distributees shall be obligated to convey such Shares to the Company or its assigns under the terms contemplated hereby.

(c) Other Transfers; Notice; Right of First Refusal. In the event that the Grantee (or any Permitted Transferee holding Shares subject to this Section 4(c)) desires to sell or otherwise transfer all or any part of the Vested Shares (but in no event Restricted Shares, which shall not be sold or transferred except as contemplated by Section 3(a), 3(c) or 4(a) or (b)), the Grantee (or Permitted Transferee) first shall give written notice to the Company of the Grantee’s (or Permitted Transferee’s) intention to make such transfer. Such notice shall state the number of Vested Shares which the Grantee (or Permitted Transferee) proposes to sell (the “Offered Shares”), the price and the terms at which the proposed sale is to be made and the name and address of the proposed transferee. At any time within 10 days after the receipt of such notice by the Company, the Company or its assigns may elect to purchase all or any portion of the Offered Shares at the price and on the terms offered by the proposed transferee and specified in the notice. The Company or its assigns shall exercise this right by mailing or delivering written notice to the Grantee (or Permitted Transferee) within the foregoing 10-day period. If the Company or its assigns elect to exercise its purchase rights under this Section 4(c), the closing for such purchase shall, in any event, take place within 45 days after the receipt by the Company of the initial notice from the Grantee (or Permitted Transferee). In the event that the Company or its assigns do not elect to exercise such purchase right, or in the event that the Company or its assigns do not pay the full purchase price within such 45-day period, the Grantee (or Permitted Transferee) may, within 60 days thereafter, sell the Offered Shares to the proposed transferee and at the same price and on the same terms as specified in the Grantee’s (or Permitted Transferee’s) notice. Any Shares purchased by such proposed transferee shall no longer be subject to the terms of this Agreement. Any Shares not sold to the proposed transferee shall remain subject to this Agreement. Notwithstanding the foregoing, the restrictions under this Section 4(c) shall terminate in accordance with Section 10(b).

5. Drag Along Right. In the event the holders of a majority of the Company’s equity securities then outstanding (the “Majority Shareholders”) determine to sell or otherwise dispose of all or substantially all of the assets of the Company or all or fifty percent (50%) or more of the capital stock of the Company in each case in a transaction constituting a change in control of the Company, to any non-Affiliate(s) of the Company or any of the Majority Shareholders, or to cause the Company to merge with or into or consolidate with any non-Affiliate(s) of the Company or any of the Majority Shareholders (in each case, the “Buyer”) in a bona fide negotiated transaction (a “Sale”), the Grantee, including any of his or her successors as contemplated herein, shall be obligated to and shall upon the written request of the Majority Shareholders: (a) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Buyer, his or her Shares on substantially the same terms applicable to the Majority Shareholders (with appropriate adjustments to reflect the conversion of convertible securities, the redemption of redeemable securities and the exercise of exercisable securities as well as the relative preferences and priorities of preferred stock); and (b) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Shares in favor of any Sale proposed by the Majority Shareholders and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as the Majority Shareholders or the Buyer may reasonably require in order to carry out the terms and provisions of this Section 5. The obligations under this Section 5 shall terminate in accordance with Section 10(b).

6. Legend. Any certificate(s) representing the Shares shall carry substantially the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including repurchase and restrictions against transfers) contained in a certain Restricted Stock Agreement dated May     , 2005 between the Company and the holder of this certificate (a copy of which is available at the offices of the Company for examination).

“The shares represented by this certificate have not been registered under the Securities Act of 1933 or the securities laws of any state. The shares may not be sold or transferred in the absence of such registration or an exemption from registration.”

7. Escrow Arrangement.

(a) Escrow. In order to carry out the provisions of Sections 3, 4 and 5 of this Agreement more effectively, the Company shall hold the Shares in escrow together with separate stock powers executed by the Grantee in blank for transfer, and any Permitted Transferee shall, as an additional condition to any transfer of Shares, execute a like stock power as to such Shares. The Company shall not dispose of the Shares except as otherwise provided in this Agreement. In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by the Grantee and any Permitted Transferee, as the Grantee’s and each such Permitted Transferee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Shares being purchased and to transfer such Shares in accordance with the terms hereof. At such time as any Shares are no longer subject to the Company’s repurchase, first refusal and drag along rights, the Company shall, at the written request of the Grantee, deliver to the Grantee (or the relevant Permitted Transferee) a certificate representing such Shares with the balance of the Shares (if any) to be held in escrow pursuant to this Section 7.

(b) Remedy. Without limitation of any other provision of this Agreement or other rights, in the event that the Grantee, any Permitted Transferees or any other person or entity is required to sell the Grantee’s Shares pursuant to the provisions of Section 3, 4 and 5 of this Agreement and in the further event that he or she refuses or for any reason fails to deliver to the designated purchaser of such Shares the certificate or certificates evidencing such Shares together with a related stock power, such designated purchaser may deposit the applicable purchase price for such Shares with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for the Grantee, any Permitted Transferees or other person or entity, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by the Grantee as provided above. Upon any such deposit and/or offset by the designated purchaser of such amount and upon notice to the person or entity who was required to sell the Shares to be sold pursuant to the provisions of Section 3, 4 and 5, such Shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, the holder thereof shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

8. Withholding Taxes. The Grantee acknowledges and agrees that the Company or any of its Subsidiaries have the right to deduct from payments of any kind otherwise due to the Grantee, or from the Shares held pursuant to Section 7 hereof, the minimum federal, state or local taxes of any kind required by law to be withheld with respect to the purchase of the Shares by the Grantee. In furtherance of the foregoing the Grantee agrees to elect, in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to recognize ordinary income in the year of acquisition of the Shares, and to pay to the Company all withholding taxes shown as due on his or her Section 83(b) election form, or otherwise ultimately determined to be due with respect to such election, based on the excess, if any, of the fair market value of such Shares as of the date of the purchase of such Shares by the Grantee over the purchase price for such Shares.

9. Assignment. At the discretion of the Board, the Company shall have the right to assign the right to exercise its rights with respect to the Repurchase or pursuant to Section 4(c) to any Person or Persons, in whole or in part in any particular instance, upon the same terms and conditions applicable to the exercise thereof by the Company, and such assignee or assignees of the Company shall then take and hold any Shares so acquired subject to such terms as may be specified by the Company in connection with any such assignment.

10. Miscellaneous Provisions.

(a) Lockup provision. The Grantee and each Permitted Transferee shall agree, if requested by the Company and any underwriter engaged by the Company, not to sell or otherwise transfer or dispose of any securities of the Company (including, without limitation pursuant to Rule 144 under the Act (or any successor or similar exemptive rule hereafter in effect)) held by them for such period following the effective date of any registration statement of the Company filed under the Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days in the case of the Company’s Initial Public Offering or 90 days in the case of any other public offering.

(b) Termination. The restrictions on transfer of Vested Shares under Section 4(c) and the Grantee’s Drag Along obligations under Section 5 shall terminate upon the closing of the Company’s Initial Public Offering or upon consummation of any Sale Event, in either case as a result of which shares of the Company (or successor entity) of the same class as the Shares are registered under Section 12 of the Exchange Act of 1934 and publicly traded on NASDAQ/NMS or any national security exchange; provided, however, that, unless provided for otherwise in this Agreement in connection with a Sale Event, all other provisions shall remain in effect following the same until all of the Shares have become Vested Shares.

(c) Record Owner; Dividends. The Grantee and any Permitted Transferees, during the duration of this Agreement, shall be considered the record owners of and shall be entitled to vote the Shares if and to the extent the Shares are entitled to voting rights. The Grantee and any Permitted Transferees shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution.

(d) Equitable Relief. The parties hereto agree and declare that legal remedies are inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(e) Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Grantee.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to conflict of law principles.

(g) Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(h) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(i) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Grantee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other. Notices to any holder of the Shares other than the Grantee shall be addressed to the address furnished by such holder to the Company.

(j) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, and legal representatives. Without limitation of the foregoing, upon any stock-for-stock merger in which the Company is not the surviving entity, shares of the Company’s successor issued in respect of the Shares shall remain subject to vesting and the Repurchase right of first refusal hereunder. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(k) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(1) Section 83(b) Election. The Grantee hereby acknowledges that he or she has been informed that, with respect to the Shares, an election may be filed by the Grantee with the Internal Revenue Service, within 30 days of the purchase of the Shares, electing pursuant to Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the Shares and their Fair Market Value on the date of purchase. The Grantee is strongly encouraged to seek the advice of his or her own tax consultants in connection with the purchase of the Shares and the advisability of filing of the Election under Section 83(b) of the Code.

THE GRANTEE ACKNOWLEDGES THAT IT IS THE GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE GRANTEE’S BEHALF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Restricted Stock Agreement as of the date first above written.

COMPANY

DEMANDWARE, INC.

By:	/s/ Craig Dynes
	Name:	CRAIG DYNES
	Title:	CFO

GRANTEE:

/s/ Wayne Whitcomb 5/6/2005
Name: Wayne Whitcomb

Address:

48 WOODLAND ROAD

NORTH HAMPTON, NH

03862

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